SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): April 12, 2006
                                                          --------------

                           GREENMAN TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

    Delaware                          1-13776                  71-0724248
---------------                     -----------               -------------
(State or other                     (Commission               (IRS Employer
jurisdiction of                     File Number)             Identification No.)
incorporation)

                                 7 Kimball Lane
                                   Building A
                               Lynnfield, MA 01940
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (781) 224-2411
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|   Written communications pursuant to Rule 425 under the Securities Act

|_|   Soliciting material pursuant to Rule 14a-12 under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
           Appointment of Principal Officers

      On April 12, 2006, the Registrant's Board of Directors named Lyle E. Jensen as the Registrant's President and Chief Executive Officer. Mr. Jensen succeeds Robert H. Davis, who resigned those positions, and resigned as a member of the Registrant's Board of Directors, on the same day.

      Mr. Jensen has been a member of the Registrant's Board of Directors since May 2002, and served as the Chair of the Board's Audit Committee and as member of the Board's Compensation Committee. Prior to his appointment as President and Chief Executive Officer, Mr. Jensen had been the Executive Vice President/Chief Operations Officer of Auto Life Acquisition Corporation, an automotive aftermarket leader of fluid maintenance equipment. Prior to that he was a Business Development and Operations Consultant after holding roles as Chief Executive Officer and minority owner of Comtel and Corlund Electronics, Inc. He served as President of Dynaco Corporation from 1988 to 1997, General Manager of Interconics from 1984 to 1988 and various financial and general management roles within Rockwell International from 1973 to 1984. Mr. Jensen will remain a member of the Board of Directors, but will no longer serve on these committees. Nicholas DeBenedictis, an outside Director will serve as the Registrant's interim Audit Committee Chair.

      On April 12, 2006, the Registrant entered into a five-year employment agreement with Mr. Jensen pursuant to which Mr. Jensen will receive a base salary of $195,000 per year. The agreement automatically renews for one additional year upon each anniversary, unless notice of non-renewal is given by either party. The Registrant may terminate the agreement without cause on 30 days' prior notice. The agreement provides for payment of twelve months' salary and certain benefits as a severance payment for termination without cause. Any increases in Mr. Jensen's base salary will be made in the discretion of the Board of Directors upon the recommendation of the Compensation Committee. The agreement also provides for Mr. Jensen to be eligible to receive incentive compensation based on (i) non-financial criteria which may be established by the Board of Directors and (ii) upon a calculation of the Registrant's annual audited earnings before interest, taxes, depreciation and amortization ("EBITDA") as a percentage of the Registrant's revenue, as follows:

                            EBITDA as
                           % of Revenue         Performance Incentive
                           ------------         ---------------------

      Base:               10.0 % or Less      None
      Level I:            10.1% - 12.0%       10% of EBITDA dollars above Base
      Level II:           12.1% - 15.0%       12% of EBITDA dollars above Base
      Level III:             > 15.0%          15% of EBITDA dollars above Base

      Mr. Jensen will receive a relocation allowance of up to $25,000 and a car allowance of $600 per month.

      Mr. Jensen has been granted a qualified option under the Registrant's 2005 Stock Option Plan to purchase 500,000 shares of the Registrant's common stock, par value $.01 per share, with an exercise price of $.28 per share. The options vest equally over a five year period from date of grant. In addition, Mr. Jensen will be eligible to be awarded qualified options to purchase up to 100,000 additional shares of common stock annually, with the actual amounts contingent on achieving certain levels of EBITDA performance. The right to exercise all options will accelerate in full immediately prior to any transaction or series of sequenced events in which all or substantially all of the Registrant's assets or common stock are sold to or merged with a third party or third parties.

In addition, upon signing of his employment agreement, Mr. Jensen agreed to purchase from the Registrant, 500,000 unregistered shares of the Registrant's common stock at a price equal to the closing bid price of the common stock on the date the agreement was executed.

Item 9.01.  Financial Statements and Exhibits

      (a)   Financial Statements of Business Acquired: Not applicable.

      (b)   Pro Forma Financial Information: Not applicable.

      (c)   Exhibits

            Exhibit 10.1 Employment Agreement dated April 12, 2006, between the
                         Registrant and Lyle E. Jensen

            Exhibit 99.1 Press release of the Registrant dated April 17, 2006

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                            GREENMAN TECHNOLOGIES, INC.

                            By: /s/ Charles E. Coppa
                                --------------------
                                Charles E. Coppa
                                Chief Financial Officer

Date: April 12, 2006